Exhibit 10.1

June 29, 2019

Steve Furlong

8 Canterbury Lane

Hopkinton, MA 01748

Dear Steve:

On behalf of everyone at Neuronetics, we are delighted at the prospect of having you become part of our Senior Management Team. We are pleased to offer you employment with Neuronetics, Inc. on the following terms:

1.

Position. You will serve in a full-time capacity as Chief Financial Officer and Corporate Secretary. You will report to Chris Thatcher, the President and CEO of the Company. Your primary duties will be those consistent with your title. This is a Malvern based position. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. Your anticipated start date will be July 22, 2019.

2.

Salary. You will be compensated at a semi-monthly rate of $14,583.33, less applicable taxes and other withholdings, on the 15th and the last day of each month, or the business day prior if these are not a business day, based on an annualized base salary of $350,000 (the “Base Salary”). This salary will be paid in accordance with the Company’s standard payroll practices for salaried employees, and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.

Bonus. You will be eligible to receive a discretionary cash bonus equal to a percentage of your annual Base Salary (the “Incentive Bonus”), which Incentive Bonus will be payable based on the financial performance of the Company, the attainment of certain corporate and departmental goals and your personal performance. The amount of such Incentive Bonus will be determined in the sole discretion of the Board of Directors of the Company (the “Board”). The Incentive Bonus, if any, for 2019 is targeted at 45% of your Base Salary in 2019 and will not be prorated. The Incentive Bonus may be increased or decreased dependent upon the attainment of certain corporate, departmental and personal performance measures, as defined by you and the CEO.

4.

Benefits. You will be permitted to participate in such group medical, dental, vision, life, accident and long-term disability insurance and other fringe benefits and retirement plans as the Company may make available from time to time to its other similarly situated senior employees; provided, however, that nothing contained in this letter agreement shall restrict the ability of the Company to amend or terminate such plans, programs and arrangements at any time and from time to time.

5.

Vacation. You will be eligible for vacation each year, in accordance with the Company’s standard vacation policy, and to those holidays observed by the Company. The Company’s current vacation policy permits four weeks of vacation per year for Vice President level employees prorated for your first year of employment based on your start date. Based upon our proration calculation, you are eligible for approximately 10 vacation days in 2019. Arrangements for all such absences must, of course, be made to ensure that your responsibilities are properly covered.

6.

Long Term Incentive. As long-term incentive compensation, you will also be granted under Neuronetics’ 2018 Equity Incentive Plan (a) a non-qualified stock option to purchase shares of Neuronetics, Inc. Common Stock with a target value (as determined by Neuronetics’ then-current methodologies) of $700,000 and (b) restrictive stock units with a target value of $700,000. The exercise price per share for your options will be the closing price of Neuronetics’ Common Stock on the date of grant. You will vest in 25% of the option shares on the first anniversary of your commencement of service and 1/36th of the remaining unvested option shares each month thereafter provided you remain employed by Neuronetics on the given vesting date. You will vest in 25% of the restricted stock units on the first anniversary of your commencement of service, another 25% on the second anniversary of your commencement of service and the final 50% on the third anniversary of your commencement of service, in each case provided you remain employed by Neuronetics on the given vesting date. The terms and conditions of the options and restricted stock units will be more fully described in the Company’s 2018 Equity Incentive Plan and Stock Option Agreement and Restricted Stock Unit Award Agreement to be provided to you.

7.

Relocation/Travel Assistance. For up to twenty four (24) months after your start, the Company will provide you with the relocation and travel assistance set forth in this Section 7. By signing this offer letter, you agree that if you terminate employment with the Company voluntarily or the Company terminates your employment for cause within twenty four (24) months of the effective date of your position as Chief Financial Officer, you will reimburse the Company all monies paid to you under this Section 7 (as supported by invoices and other documentation for such expenses). The relocation and travel assistance is reimbursement for the expenditures listed below:

a. Moving of your personal effects currently in North Carolina to the Malvern, PA area plus the expenses associated with your current apartment lease in North Carolina, not to exceed $20,000 in the aggregate for all of the foregoing expenses.

b. Weekly round-trip coach class airfare from Boston, Massachusetts to Malvern, PA.

c. Airport parking during visits to Malvern or taxi.

d. A temporary housing allowance in Malvern not to exceed $2000 per month.

e. All reimbursed expenses under the above assistance programs which are taxable for Federal and/or State income tax purposes will be grossed-up to offset employee’s tax liability.

8.

Restrictive Covenant and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Restrictive Covenant and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

9.

Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may not be changes, except by an express written agreement signed by you and a duly authorized officer of the Company.

10.

Severance. On your first day, you and the Company will enter into the Severance Agreement attached to this letter as Exhibit B. At a high level, the Severance Agreement provides you with nine (9) months of salary and health insurance continuation in connection with a termination with Cause. However, if the termination without Cause occurs in connection with change of control of the Company, then the salary and health insurance continuation period is eighteen (18) months.

11.

Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

12.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

13.

Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

14.

Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the Commonwealth of Pennsylvania.

We hope that you find the foregoing terms acceptable. This offer is available for your acceptance until the end of business on June 30, 2019. Any acceptance postmarked after this date will be considered invalid. Please countersign your acceptance of this offer in the space provided below and return to me along with the Restrictive Covenant and Invention Assignment Agreement as soon as possible. This offer and your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States as required by law, as well as satisfactory completion of reference and criminal background checks and drug screening.

Please do not hesitate to contact me should you have any questions. We look forward to you joining the Neuronetics team.

Sincerely,

NEURONETICS, INC.

By:	/s/ Christopher Thatcher
Name:	Christopher Thatcher
Title:	President and Chief Executive Officer

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the successful completion of a drug screening test and criminal history and background checks, as well as upon execution of the Restrictive Covenant and Invention Assignment Agreement.

/s/ Steve Furlong	Date: June 29, 2019
Name: Steve Furlong

SSN:	DOB: 09021963

EXHIBIT A

NEURONETICS, INC.

RESTRICTIVE COVENANT AND INVENTION ASSIGNMENT AGREEMENT

STEVE FURLONG

In consideration of my employment by Neuronetics, Inc., a Delaware corporation (the “Company”), and compensation received by me in connection therewith, I hereby agree as follows:

1. PROPRIETARY INFORMATION. At all times during the term of my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company or is permitted by Section 6, or unless the Company expressly and specifically authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its investors, customers, prospects, suppliers, strategic partners and other third parties that the Company is under an obligation to keep confidential, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, research and development activities, customers, clients, suppliers, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, however, that Proprietary Information shall not include any information that is or, after receipt by me becomes, public knowledge through no fault of my own or any agent of mine or that is properly transmitted to me on a non-confidential basis by a third-party without breaching a duty of confidentiality to the Company. I will not, at any time, improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not knowingly bring into the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENT OF INVENTIONS.

2.1. Proprietary Rights and Inventions. The term “Proprietary Rights” shall mean all trade secrets, know-how, patents, copyrights, trademarks, applications for any of the foregoing, and other intellectual property rights throughout the world. The term “Inventions” shall mean all trade secrets, trademarks, copyrights, service marks, logos, domain names, technical data, inventions, concepts, ideas, processes, data, programs, software and systems documentation, source code, object code, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques. For purposes of this Section 2, the term “Affiliate” shall mean any entity other than the Company in whose business I become actively involved at the request of the Company.

2.2. Prior Inventions. I have set forth on the attached Prior Inventions Schedule a complete list of all Inventions that I have, along or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Restrictive Covenant and Invention Assignment Agreement (collectively, “Prior Inventions”). If no such disclosure is attached, I represent that there are no prior Inventions. If, in the course of my employment with for the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3. Assignment of Inventions. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) that are related to the business of the Company and that are created, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment with the Company (collectively, the “Company Inventions”). I will, at the Company’s request, promptly execute a written assignment to the Company of any such Company Invention, and I will preserve any such Company Invention as part of the Proprietary Information of the Company. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such assignment shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign Proprietary Rights covering Inventions assigned to the Company, or its designee, as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by me.

2.4. Proprietary Rights and Inventions. I will promptly and fully disclose in writing to the Company all Company Inventions. I agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce Proprietary Rights relating to Company Inventions in the United States or any other country.

2.5. Copyrightable Works. I agree that any copyrightable works made by me (solely or jointly with others) that are otherwise covered by the terms hereof and that are protectable by copyright, shall be deemed to be “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. section 101). Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights (and all renewals and extensions thereof). To the extent that any of such works are not determined to be a work for hire, I hereby irrevocably, permanently, exclusively and absolutely assign and grant to the Company all right, title and interest in and to such works, including, without limitation, all copyrights therein (and all renewals and extensions thereof). The Company shall have the sole and exclusive right to use and exploit such works, in whole or in part, in any media or technology known or hereafter devised, in perpetuity. The Company’s rights in and to such works may be assigned and licensed without limitation, and any such assignment or license shall be binding on me and shall inure to the benefit of such assignee or licensee. I shall have no rights of consultation and/or approval with respect to the Company’s exploitation, revision and/or use of such works. Moreover, I hereby waive, forfeit, relinquish and abandon all “moral rights” (as said term is commonly understood) and all rights of attribution and integrity that I may otherwise have had with respect to such works through the universe, and all rights I might otherwise have had under the Visual Artists Rights Act of 1990.

3. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Restrictive Covenant and Invention Assignment Agreement as an employee, consultant, or otherwise, of the Company does not and will not breach any other restrictive covenant or similar agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment or engagement with the Company. I have not entered into, and I agree not to enter into, any other restrictive covenant or similar agreement whether written or oral in conflict herewith.

4. ADDITIONAL ACTIVITIES.

4.1. Non-Competition. During the term of my employment or engagement by the Company and for the one (1) year period beginning on the date that my employment or engagement with the Company terminates (for any reason whatsoever, whether voluntary or involuntary), I will not, without the Company’s express written consent, directly or indirectly, participate as a principal, employee, consultant, partner, member or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly-held company) whose primary business is or may be competitive with the products and services (including repair and aftermarket services) being designed, conceived, marketed, distributed or developed by the Company during my employment or engagement by the Company or at the time of termination of my employment or engagement by the Company. I understand that should I violate this provision of this Agreement, I shall continue to be bound by the restrictions set forth in such provision until a period of one (1) year has expired without violation of such provision.

4.2. Non-Solicitation and Non-Hire. During the term of my employment or engagement by the Company and for the two (2) year period beginning on the date that my employment or engagement with the Company terminates, I will not either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any employee, consultant, independent contractor, customer or supplier of the Company, to (a) change or terminate his, her or its relationship with the Company or otherwise to become an employee, consultant, independent contractor or customer to, for or of any other person or business entity or (b) hire me as an employee or consultant. Notwithstanding the foregoing, general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees, consultants or independent contractors shall not be deemed to constitute solicitation for purposes of this Section 4.2. I understand that should I violate this provision of this Agreement, I shall continue to be bound by the restrictions set forth in such provision until a period of two (2) years has expired without violation of such provision.

DocuSign Envelope ID: 37BCCCDD-EDCA-4A04-9AA8-98314203CC68

5. RETURN OF COMPANY DOCUMENTS AND PROPERTY. Upon termination of my employment or engagement with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, I will deliver to the person designated by the Company (a) all originals and copies of all documents (in paper and electronic form) of the Company in my possession, under my control or to which I may have access and (b) all other property of the Company in my possession, under my control or to which I may have access, including without limitation, all keys and/or access cards, computers, pagers, cell phones, other electronic devices belonging to the Company, licensed software and passwords, Company files and documentation of any kind.

6. DEFEND TRADE SECRETS ACT. I understand that I shall not be held criminally or civilly liable under any Federal or State trade secret law for my disclosure of a trade secret that is made in confidence to Federal, State or local government official or to an attorney provided that: (a) such disclosure is solely for the purpose of reporting or investigating a suspected violation of law; (b) such disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law and make such disclosure to my attorney, I file all documents containing any trade secret information under seal, and do not disclose any such trade secret except pursuant to a court order.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique, because I have had and will continue to have access to and have become and will continue to become acquainted with the Proprietary Information of the Company and because any breach by me of any of the restrictive covenants contained in this Restrictive Covenant and Invention Assignment Agreement would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Restrictive Covenant and Invention Assignment Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of this Restrictive Covenant and Invention Assignment Agreement. I agree that in any action in which the Company seeks injunctive, specific performance or other equitable relief, I will not assert or contend that any of the provisions of this Restrictive Covenant and Invention Assignment Agreement are unreasonable or otherwise unenforceable.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notices shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing, or if sent by overnight courier upon written verification of receipt.

9. SERVICES. I agree and understand that nothing in this Restrictive Covenant and Invention Assignment Agreement shall confer any right with respect to continuation of my employment or engagement with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment or engagement with the Company at any time, for any reason.

10. UNITED STATES GOVERNMENT AND OTHER OBLIGATIONS. I acknowledge that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

11. GENERAL PROVISIONS. This Restrictive Covenant and Invention Assignment Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania as such laws are applied to Restrictive Covenant and Invention Assignment Agreements. I acknowledge and agree that I have had an opportunity to seek advice of counsel in connection with this Restrictive Covenant and Invention Assignment Agreement and that the covenants contained herein are reasonable in geographical, temporal and other scope and in all other respects. If any court or other decision-maker of competent jurisdiction determines that any of my covenants contained in this Restrictive Covenant and Invention Assignment Agreement, or any part thereof, is unenforceable because of the duration, geography or other scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in this Restrictive Covenant and Invention Assignment Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in all respects (even as reformed by the court), such invalidity, illegality or unenforceability shall not affect the other provisions of this Restrictive Covenant and Invention Assignment Agreement, and this Restrictive Covenant and Invention Assignment Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Restrictive Covenant and Invention Assignment Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, it successors, and its assigns. The provisions of this Restrictive Covenant and Invention Assignment Agreement shall survive the termination of my employment or engagement with the Company and the assignment of this Restrictive Covenant and Invention Assignment Agreement by the Company to any successor-in-interest or other assignee. No waiver by the Company of any breach of this Restrictive Covenant and Invention Assignment Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Restrictive Covenant and Invention Assignment Agreement shall be construed as a waiver of any other right. The obligations pursuant to Sections 1 and 2 of this Restrictive Covenant and Invention Assignment Agreement shall apply to any time during which I was previously retained to perform services for the Company, or am in the future employed or retained to perform services for the Company, by the Company as a consultant. This Restrictive Covenant and Invention Assignment Agreement is the final, complete and exclusive Restrictive Covenant and Invention Assignment Agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Restrictive Covenant and Invention Assignment Agreement, nor any waiver of any rights under this Restrictive Covenant and Invention Assignment Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Restrictive Covenant and Invention Assignment Agreement.

This Restrictive Covenant and Invention Assignment Agreement shall be effective as of the date set forth below.

Dated: ______________, 2019

I have read this Agreement carefully and understand its terms. I have completely filled out the Prior Inventions Schedule to this Agreement.

Name: STEVE FURLONG

Address:

ACCEPTED AND AGREED TO:

NEURONETICS, INC.

3222 Phoenixville Pike
Malvern, PA 19355

Name: Christopher A. Thatcher
Title: President, Chief Executive Officer

Date:                                                           , 2019

PRIOR INVENTIONS SCHEDULE

FROM:

DATE:	_____________, 2019

SUBJECT:	Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment or engagement with the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment or engagement by the Company:

☐ No inventions or improvements.

☐ See below:

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐ Additional sheets attached.

Exhibit B

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of [•], 2019 (the “Effective Date”), is made and entered into by and between Neuronetics, Inc., a Delaware corporation (the “Company”), and [INSERT NAME] (“Executive”). The Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company may from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 6) of the Company, and believes that it is in the best interests of the Company to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders; and

WHEREAS, the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control, and further believes that it is imperative to provide Executive with certain severance benefits if the Company were to terminate Executive’s employment without cause or if Executive were to resign for good reason; and

WHEREAS, the benefits described in this Severance Agreement are intended to provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control; and

WHEREAS, certain defined terms are set forth in Section 6.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement contained herein and intending to be bound hereby, the Parties agree as follows:

1. Duration of Agreement. The term of this Agreement will commence on the date hereof and shall continue until the earliest of: (i) a termination by written consent of the Parties; and (ii) a termination of Executive’s employment for any reason. Notwithstanding the previous sentence, if Executive becomes entitled to benefits under this Agreement, this Agreement will terminate when all of the obligations of the Parties with respect to this Agreement have been satisfied.

2. Termination; Severance. Upon cessation of his or her employment for any reason, unless otherwise consented to in writing by the Board, Executive shall resign immediately from any and all officer, director and other positions he then holds with the Company and/or its Affiliates.

Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 2 and Section 7.4.

2.1. Termination without Cause or for Good Reason Apart From a Change in Control. If (a) the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason and (b) such termination occurs either prior to three (3) months before or after twelve (12) months following a Change in Control, then the Company shall:

2.1.1. pay to Executive monthly severance payments equal to one-twelfth of Executive’s then-current Base Salary for a period equal to nine (9) months; and

2.1.2. if Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse Executive the applicable premium otherwise payable for such COBRA continuation coverage for nine (9) months.

2.2. Termination without Cause or for Good Reason In Connection With a Change in Control. If (a) the Company terminates Executive’s employment with the Company without Cause or Executive resigns for Good Reason and (b) such termination occurs either within three (3) months before or within twelve (12) months following a Change in Control, then the Company shall:

2.2.1. pay to Executive monthly severance payments equal to one-twelfth of Executive’s then current Base Salary for a period equal to eighteen (18) months; and

2.2.2. if Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA, reimburse Executive the applicable premium otherwise payable for such COBRA continuation coverage for eighteen (18) months; and

2.2.3. fully vest all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company.

2.3. No Additional Consideration; Release. Except as otherwise provided in this Section 2, all compensation and benefits will cease at the time of Executive’s cessation of employment, and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 2 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 2 are conditioned on: (a) Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a general release and waiver of claims against the Company and its Affiliates substantially in a form reasonably prescribed by the Company (the “Release”); and (b) Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement (as defined below). Subject to Section 4, the benefits described in this Section 2 will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.4. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to and benefits provided to him under any of the provisions of this Section 2 and, such amounts and benefits shall not be reduced whether or not he obtains other employment.

2.5. PPACA. Notwithstanding anything in this Agreement to the contrary, the waiver in respect of COBRA premiums pursuant to this Section 2 shall cease to the extent required to avoid adverse consequences to the Company under the Patient Protection and Affordable Care Act of 2010, as amended, and regulations thereunder.

3. Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 2 (including but not limited to (a) termination by the Company for Cause, (b) resignation by Executive without Good Reason, (c) termination as a result of Executive’s Disability, or (d) Executive’s death, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary (at the annual rate then in effect) and vacation through the date of such cessation of employment. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

4. Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 2 will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

5. Restrictive Covenants. The Executive acknowledges and agrees to abide by the terms of the Confidentiality, Non-Competition and Inventions Assignment Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). The Executive acknowledges that the terms of the Restrictive Covenant Agreement shall continue to remain in full-force and effect following the cessation of Executive’s employment with the Company for any reason.

6. Certain Definitions. For purposes of this Agreement:

6.1. “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

6.2. “Cause” means (i) indictment, conviction, or the entry of a plea of guilty or no contest to, (A) a felony or (B) a misdemeanor (other than a DUI or similar crime) involving moral turpitude, or that causes material damage to the Company’s public image or reputation, or causes material harm to the Company’s operations or financial performance, (ii) gross negligence or willful misconduct with respect to his duties and responsibilities to the Company, including, without limitation, commission of any act of proven fraud, embezzlement, or theft in the course of his employment, after a reasonable and good faith investigation by the Board; (iii) alcohol abuse or illegal use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription) in the event the Company has reasonable grounds for suspecting that he is under the influence of illegal drugs or alcohol while at work and his ability to perform his duties and responsibilities has been materially impaired; (iv) willful refusal or failure to perform any specific material lawful direction received by the Board (other than due to a physical or mental illness or Disability), which failure or refusal is not cured within 30 days after delivery of written notice from the Company thereof; (v) willful and material breach of any written agreement with or duty owed to the Company (including this Agreement or any breach of the Restrictive Covenant Agreement); or (vi) the Company determines that Executive intentionally omitted any requested information or falsified any disclosed information either in Executive’s resume or during Executive’s interview process with the Company.

6.3. “Change in Control” means the occurrence of any of the following in one transaction or a series of related transactions: (i) any Person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then-outstanding securities; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the equity holders of the Company immediately prior to such event not owning at least 50% of the voting power of the resulting entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all (i.e. at least 90%) of the assets of the Company; or (iv) any similar event deemed by the Board to constitute a Change in Control; provided, however, that a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

6.4. “Code” means the Internal Revenue Code of 1986, as amended.

6.5. “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

6.6. “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties to the Company due to a mental or physical condition (other than alcohol or substance abuse) that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period, as determined by an independent physician reasonably satisfactory to Executive and the Company whose fees shall be paid by the Company. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

6.7. “Good Reason” means any of the following, without Executive’s prior consent: (a) a material adverse change of Executive’s position with the Company that reduces his title, level of authority, duties and/or responsibilities from those in effect immediately prior to the reduction; (b) a reduction in Base Salary or target bonus; (c) any failure to provide that Executive is eligible to participate in the Company benefit plans on a basis that is: (i) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company; or (d) a relocation of Executive’s principal worksite of more than 35 miles unless such relocation reduces Executive’s commute to such worksite. However, none of the foregoing events or conditions will constitute Good Reason unless Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns his employment within 30 days following the expiration of that cure period.

6.8. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

7. Miscellaneous.

7.1. Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.

7.2. Section 409A.

7.2.1. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7.2.2. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

7.3. Section 280G. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

7.4. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

7.5. Dispute Resolution.

7.5.1. Mediation. Prior to instituting any arbitration as provided in Section 7.5.2, the Parties shall meet in good faith and attempt to resolve any dispute arising from or relating to this Agreement, the Restrictive Covenant Agreement or the employment relationship through non-binding mediation. One (1) individual who is mutually acceptable to the Parties shall be appointed as mediator, provided that the mediator shall be experienced in mediation of employment contract disputes. The mediator’s fees and costs, as well as the costs of holding and conducting the mediation, shall be divided equally between the Parties. Each Party shall pay its portion of the anticipated fees and costs at least ten (10) business days in advance of the mediation. Each Party shall pay its own attorney fees, costs, and individual expenses associated with conducting and attending the mediation. Mediation shall be held in Wilmington, Delaware and shall last no more than two (2) business days.

7.5.2. Arbitration. If mediation is unsuccessful, any controversy or claim arising out of or relating to the Agreement or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association under its then Expedited Procedures of Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive waives all rights to trial by jury or by any court. Claims made and remedies sought as part of a class action, private attorney general or other representative action (hereafter all included in the term “class action”) are subject to arbitration on an individual basis, not on a class or representative basis. No class actions, joinder or consolidation of any claim with a claim of any other person or entity shall be allowable in arbitration, without the written consent of both Executive and the Company. THE EXECUTIVE WAIVES ALL RIGHTS TO TRIAL BY JURY OR BY ANY COURT. IF THE EXECUTIVE FILES A CLAIM OR COUNTERCLAIM AGAINST THE COMPANY, HE MAY ONLY DO SO ON AN INDIVIDUAL BASIS AND NOT WITH ANY OTHER EMPLOYEE OR AS PART OF A CLASS OR CONSOLIDATED ACTION. All arbitration proceedings shall be held in Wilmington, Delaware, unless the laws of the state in which Executive resides expressly require the application of its laws, in which case the arbitration shall be held in the capital of that state. There shall be one (1) arbitrator, an attorney at law, who shall have expertise in business law with a strong preference being an attorney knowledgeable in the medical device business, selected from the panel which the American Arbitration Association provides. In deciding any dispute, the arbitrator shall be required to (i) apply the terms and conditions of this Agreement to such dispute; (ii) set forth in writing the award and a summary of those facts considered by the arbitrator to be material to the decision; and (iii) allocate in the arbitrator’s discretion, between the Parties, all costs of the arbitration, including facility fees and the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness fees of the Parties. The decision of the arbitrator shall be final and binding on the Parties and may, if necessary, be reduced to a judgment in any court of competent jurisdiction. This agreement to arbitration shall survive any termination or expiration of this Agreement.

7.6. Successors and Assigns. The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. For avoidance of doubt, a termination of Executive’s employment by the Company in connection with a permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as the assignee offers employment to Executive on the same terms as in effect before such assignment including the terms herein specified (without regard to whether Executive accepts employment with the assignee).

7.7. Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.

7.8. Waivers. The waiver by either Party of any right hereunder or of any breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach by the other Party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.10. Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

7.11. Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, or (b) mailed by overnight U.S. express mail, return receipt requested. Any notice or communication to Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Chief Executive Officer. Notwithstanding the foregoing, either Party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

7.12. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the Parties.

7.13. Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

7.14. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

7.15. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Severance Agreement to be executed by its duly authorized officer, and Executive has executed this Severance Agreement, in each case as of the date first above written.

NEURONETICS, INC.

By:
Christopher A. Thatcher
President and CEO

By:
[INSERT NAME]

EXHIBIT A

FORM OF RESTRICTIVE COVENANT AGREEMENT